The Wilber Corporation Announces the Appointment of an Interim
President and CEO of its Bank Subsidiary

FOR IMMEDIATE RELEASE

DATE:	August 31, 2010
FROM:	Brian R. Wright, Chairman
MEDIA CONTACT:	Robert Harder
PHONE:	607-432-1700

Oneonta, New York, August 31, 2010 – The Wilber Corporation (NYSE Amex: GIW) (“Company”), parent company of Wilber National Bank (“Bank”), today announced that the Bank’s Board of Directors has appointed Alfred S. Whittet as the  Interim President and Chief Executive Officer of the Bank, effective as of August 27, 2010. Mr. Whittet currently serves as Director and Vice Chairman of the Company and the Bank. He previously served as the President and Chief Executive Officer of the Company from 1998 until his retirement effective January 2, 2006. He also held various positions with the Bank after joining the institution in 1972, including Chief Executive Officer and Vice Chairman in 2005, President and Chief Executive Officer from 1998 through 2004, and President and Chief Operating Officer of the Bank from 1986 to 1998.

Commenting on the appointment, Brian R. Wright, the Chairman of both the Company and the Bank, said: “Fred Whittet brings a wealth of experience and community banking knowledge to Wilber National Bank. His lending and loan administration expertise and skills will serve us well as we work through lending and credit challenges relating to this difficult economic environment, and the impact the current economy is having on our commercial borrowers.  Mr. Whittet is a proven leader, and we are confident that he will successfully guide the Bank as we strengthen our franchise and build for the future.”

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Amex (formerly the American Stock Exchange).

 Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 22 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Onondaga, Saratoga, and Broome Counties and a loan production office located in Saratoga County.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans that fit the needs of most consumers.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeST®.   The Bank currently has 278 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

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NOTE:  This release may contain certain statements that are historical facts or that concern the Company’s future operations or economic performance and that are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors such as changing economic and competitive conditions and other risks and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.